Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Volcano Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-169341 and 333-165346) and on Form S-8 (Nos. 333-172119, 333-136655, 333-145761, and 333-149761) of Volcano Corporation of our reports dated February 29, 2012, with respect to the consolidated balance sheets of Volcano Corporation and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011, annual report on Form 10-K of Volcano Corporation.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for revenue arrangements containing multiple elements in 2010 and a change in its presentation of comprehensive income in 2011 due to the adoption of new accounting pronouncements.

/s/ KPMG LLP

San Diego, California

February 29, 2012